UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 4, 2020

NewAge, Inc.

(Exact name of registrant as specified in its charter)

Washington	001-38014	27-2432263
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

2420 17th Street, Suite 220, Denver, CO 80202

(Address of principal executive offices) (Zip Code)

(303) 566-3030

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	NBEV	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 4, 2020, NewAge, Inc. (the“Company”) and David Vanderveen, the Chief Operating Officer of the Company, entered into a Confidential Settlement Agreement and Release (the“Settlement Agreement”) in connection with Mr. Vanderveen’s resignation from the Company, which is deemed effective as of August 1, 2020. Under the Settlement Agreement, Mr. Vanderveen has agreed to release any and all claims he may have against the Company in exchange for receiving (i) $400,000 payable upon his entry into the Settlement Agreement, (ii) a salary continuation of $4,423 per week (up to a maximum of approximately $287,500) paid until the earlier of the completion of 65 weeks of salary payments or Mr. Vanderveen’s obtaining new employment; and (iii) payment of up to 18 months of COBRA premiums for continued health benefit coverage. In addition, under the Settlement Agreement, the vesting of certain of Mr. Vanderveen’s restricted shares of common stock and options have been accelerated, resulting in his receiving 41,250 shares of fully vested common stock of the Company and 42,900 options to purchase Company common stock at an exercise price of $1.77 that expire on September 4, 2021. In connection with his resignation, Mr. Vanderveen entered into a consulting agreement with the Company under which Mr. Vanderveen will provide up to 20 hours per week of consulting services to the Company for a six-month period and will receive $22,500 per month. Mr. Vanderveen is also eligible to receive a finder’s fee for any potential business acquisition candidates brought to the Company in accordance with the terms of the consulting agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NewAge, Inc.

Date: September 10, 2020	By:	/s/ Gregory A Gould
Gregory A. Gould
Chief Financial Officer